Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2024 Financial Results

SAN DIEGO – August 6, 2024 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal third quarter ended June 30, 2024.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “Genasys is making positive progress across each of its end markets. The large, announced projects with PREPA and the US Army provide long-term confidence in our hardware business. The recent improvement in international bookings also lends confidence that the broader hardware business is stabilizing.”

Mr. Danforth continued, “As has been the case all year, our software business continues to track in line with our aggressive expectations. Our coverage area in California continues to expand and we are also gaining traction in several western states. Additionally, we are beginning to realize broader synergies between our software and hardware businesses in both the law enforcement and critical infrastructure protection industry segments, as is best illustrated by the Early Warning System we will be installing in Puerto Rico.”

Fiscal 3Q 2024 Financial Summary

●	Revenue of $7.2 million, versus $14.3 million in 3Q 2023
●	GAAP operating loss of ($5.4) million, versus ($1.4) million in 3Q 2023
●	GAAP net loss of ($6.7) million versus ($1.4) million in 3Q 2023
●	GAAP net loss per share ($0.15) versus ($0.04) in 3Q 2023
●	Adjusted EBITDA of ($4.3) million, versus ($0.4) million in 3Q 2023

Business Highlights

●	Received Financial Oversight & Management Board (FOMB) for Puerto Rico approval for the $75 million dam project with PREPA on June 28th
●	Increased market share and realized synergies with Law Enforcement customers leveraging Genasys CONNECT and LRAD solutions across the United States
●	Expanded Genasys Protect coverage in California with the activation of Genasys EVAC in San Diego County and the recent multi-year contract with Santa Barbara County
●	Announced improving international sales with recent orders from Europe, Asia and the Middle East
●	Completed reconstitution of Board of Directors, providing greater expertise and oversight for the direction the Company is heading

Business Outlook

With the final approval from the FOMB for Puerto Rico, we remain on track to begin the implementation phase of the project later this summer. As we stated in May, we expect the project in Puerto Rico to generate approximately $75 million in revenue for Genasys over the course of the project. We expect most of the revenue and positive cash flow to be realized in fiscal years 2025 and 2026.

The CROWS AHD program of record has been established, and initial planning for future procurement and production is underway. Though revenues are not likely to be realized this fiscal year, this substantial program should provide consistent revenues in fiscal year 2025 and the several years following.

Software revenues continue to track to expectations of finishing fiscal 2024 with both recurring revenues and ARR at least doubling year over year.

Fiscal 3Q 2024 Financial Review

Fiscal third quarter revenue was $7.2 million, a decrease of nearly 50% from $14.3 million in the prior year's quarter. Software revenue increased 120% while hardware revenue decreased 62%, compared with the fiscal 2023 third quarter. Within software, quarterly recurring revenue increased 138% year over year, and ARR finished the quarter at $7.6 million.

Gross profit margin was 52.8%, compared with 46.9% in the third quarter of fiscal 2023. The improvement in gross profit is primarily attributable to a stronger mix of software revenues and a 330 basis point improvement on the prior year hardware gross margins.

Operating expenses of $9.1 million increased from $7.1 million in fiscal 3Q 2023. Selling, general and administrative expenses increased 11% from $6.0 million in the prior year to $6.6 million in the quarter ended June 30, 2024. Research and development expenses increased 17% year over year to $2.5 million primarily due to the acquisition of Evertel and efforts to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was ($6.7) million, or ($0.15) per share, compared with a GAAP net loss of ($1.4) million, or ($0.04) per share, in the third quarter of fiscal 2023.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, Adjusted EBITDA was ($4.3) million for the third quarter of fiscal 2024, compared with ($0.4) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $12.7 million as of June 30, 2024, compared with $10.1 million as of September 30, 2023. Not included is the $3.5 million Bid Bond for the Puerto Rico project that is reflected in Prepaid Expenses.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the third quarter of fiscal year 2024 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:  https://app.webinar.net/awpEXDdXLYd

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The Company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices® (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Protecting people and saving lives for over 40 years, Genasys covers more than 70 million people in over 100 countries worldwide, including more than 550 U.S. cities. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	June 30,	September 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$8,672	$8,665
Short-term marketable securities	4,046	1,481
Restricted cash	-	758
Accounts receivable, net	5,661	5,952
Inventories, net	7,315	6,501
Prepaid expenses and other	5,927	1,851
Total current assets	31,621	25,208
Long-term restricted cash	346	96
Property and equipment, net	1,373	1,551
Goodwill	13,235	10,282
Intangible assets, net	9,123	8,427
Operating lease right of use asset	3,307	3,886
Other assets	404	455
Total assets	$59,409	$49,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,562	$2,785
Accrued liabilities	7,683	7,466
Operating lease liabilities, current portion	1,026	1,008
Total current liabilities	12,271	11,259

Notes payable, at fair value	11,699	-
Warrant liability	3,104	-
Other liabilities, noncurrent	343	551
Operating lease liabilities, noncurrent	3,518	4,283
Total liabilities	30,935	16,093

Total stockholders' equity	28,474	33,812
Total liabilities and stockholders' equity	$59,409	$49,905

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$7,167	$14,262	$17,267	$35,962
Cost of revenues	3,383	7,567	9,827	19,510
Gross profit	3,784	6,695	7,440	16,452
	52.8%	46.9%	43.1%	45.7%
Operating expenses:
Selling, general and administrative	6,649	6,004	19,806	18,443
Research and development	2,496	2,141	7,218	6,357
Total operating expenses	9,145	8,145	27,024	24,800

Loss from operations	(5,361)	(1,450)	(19,584)	(8,348)
Other income (expense), net	(1,363)	1	(1,236)	(4)
Loss before income taxes	(6,724)	(1,449)	(20,820)	(8,352)
Income tax benefit	(42)	(26)	(476)	(18)
Net loss	$(6,682)	$(1,423)	$(20,344)	$(8,334)

Net loss per common share:
Basic	$(0.15)	$(0.04)	$(0.46)	$(0.23)

Weighted average common shares outstanding:
Basic	44,598	37,053	44,217	36,855

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(6,682)	$(1,423)	$(20,344)	$(8,334)
Other income (expense), net	1,363	(1)	1,236	4
Income tax benefit	(42)	(26)	(476)	(18)
Depreciation and amortization	733	636	2,193	1,918
Stock based compensation	299	396	1,269	1,329
Adjusted EBITDA	$(4,329)	$(418)	$(16,122)	$(5,101)